Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 20, 2020 (except for notes 1, 2, 5, 10 and 17 for which the date is October 5, 2020), with respect to the combined financial statements of IAC Holdings, Inc. as of December 31, 2019 and for each of the three years in the period ended December 31, 2019, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-239204) and related Prospectus of IAC Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

October 19, 2020